EXHIBIT 23.8

CONSENT OF VINSON & ELKINS L.L.P.

     We hereby consent to the use in this Post-Effective Amendment No. 2 to Form S-1 (File No. 333-113340) of our opinion, dated March 4, 2004, as to the legality of the securities registered thereby (Exhibit 5.1 thereto) and our opinion, dated March 4, 2004, as to certain tax matters arising in connection with the securities registered thereby (Exhibit 8.1).

Dallas, Texas
May 24, 2005

/s/ Vinson & Elkins L.L.P.